Exhibit 99.1

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS SIGNS PURCHASE AGREEMENT TO ACQUIRE SIX HOME HEALTH AGENCIES IN THREE STATES

TRANSACTION WILL EXPAND PRESENCE IN CON STATE AND ADDS 36TH STATE OF COVERAGE

BATON ROUGE, Louisiana (September 8, 2008) - Amedisys, Inc. (Nasdaq: “AMED”, “Company”), one of America’s leading home health nursing companies, today announced that it has signed a purchase agreement to acquire six home health locations from Home Health Corporation of America, Inc. The agencies are located in Pennsylvania, Maryland and Delaware with two agencies per state. This acquisition will expand the Company’s coverage to five new counties in Maryland, a Certificate of Need (“CON”) state, five new counties in Pennsylvania and provide state-wide coverage in Delaware. The six agencies had revenue of approximately $23 million for the twelve months ended June 30, 2008, but is not expected to add significantly to Amedisys’ earnings in 2008. The transaction is subject to customary closing conditions, including certain regulatory approvals, and is expected to close in the beginning of October. Terms of the acquisition were not disclosed.

“This is a strategic acquisition that we are excited about as it expands our presence in the CON state of Maryland, extends our geographic footprint in Pennsylvania and provides us state-wide coverage and entry into Delaware, a new state for Amedisys, “ stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “We intend to continue pursuing acquisition opportunities that meet our criteria and that we believe will further our commitment to being one of the nation’s leading providers of low cost/high quality home health services.”

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com